UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 3, 2008

EQUITY MEDIA HOLDINGS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51418	20-2763411
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Shackleford Drive, Suite 400 Little Rock, Arkansas	72211
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (501) 219-2400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 3, 2008, EBC Southwest Florida, Inc. (“Seller”), a subsidiary of Equity Media Holdings Corporation (“Equity Media”), entered into an asset purchase agreement (“Purchase Agreement”) with Luken Communications, LLC (“Buyer”) and Henry G. Luken III, individually (“Luken”), for the sale of all of the assets used in the business and operations of five low power and Class A television stations in Naples and Fort Myers, Florida (“Stations”), including licenses, construction permits and other instruments of authorization (“Licenses”) issued by the Federal Communications Commission (“FCC”) and certain other assets (together with the Licenses, the “Assets”). The Buyer is owned by Luken, the Chairman of the Board, Chief Executive Officer and President of Equity Media, and Thomas M. Arnost, the President and Chief Executive Officer of Equity Media’s Broadcasting Station Group.

Seller entered into the Purchase Agreement in order for Equity Media to satisfy its obligations under the terms of an amendment, dated as of March 19, 2008, to its third amended and restated credit agreement (“Credit Agreement”) with Silver Point Finance, LLC and Wells Fargo Foothill, Inc., pursuant to which the lender group agreed to forbear from exercising certain of their rights and remedies with respect to designated defaults under the Credit Agreement through the earlier of (a) April 18, 2008 and (b) the date of occurrence of certain events or by which certain events have failed to occur, including Equity Media’s failure to enter into agreements with respect to the sale of certain of its assets and Equity Media’s failure to secure approvals for, and meet other criteria with respect to, financing alternatives necessary to meet its immediate capital requirements.

Buyer has agreed to pay an aggregate of $8,000,000 for the Assets (“Purchase Price”) in immediately available funds at the closing (“Closing”). Luken has agreed to personally guarantee the Buyer’s obligation to pay the Purchase Price. In addition to the Purchase Price, if within the 12-month period following the Closing, Buyer enters into an agreement to sell the Stations, collectively or individually, to an unaffiliated third party, then 50% of the purchase price from that transaction that are of an amount greater than the Purchase Price will be paid to Seller. If, within the second 12-month period following the Closing, Buyer enters into an agreement to sell the Stations, collectively or individually, to an unaffiliated third party, then 25% of the purchase price from that transaction that are of an amount greater than the Purchase Price will be paid to Seller.

The Closing is subject to certain conditions, including FCC consent to the assignment of the Licenses (“FCC Consent”). Seller and Buyer have agreed to promptly prepare an application for assignment of the Licenses and to fully prosecute the application. Each party will bear its own costs, and the filing fees will be split evenly. The Closing will occur within ten business days after the grant of FCC Consent becomes a final order or, upon waiver of such condition by Buyer, within ten business days following the publication of the grant of FCC Consent.

The Purchase Agreement may be terminated under the following circumstances:

•
by Seller for any reason prior to the Closing with ten days’ written notice to Buyer if Seller is not otherwise in breach of its obligations under the Purchase Agreement, provided that the Seller will reimburse Buyer for expenses incurred in entering into the Purchase Agreement. Seller has agreed to exercise this termination right if it refinances its debt with its current lender.

•
by Buyer if the Closing has not occurred within 12 months from the date the application for FCC Consent is accepted for filing by the FCC; upon Seller’s failure to perform environmental remediation on issues set forth in an environmental audit to be performed that exceed $25,000; or if regular broadcast transmission is interrupted for a continuous period of 72 hours or more prior to the Closing solely as a result of the actions of Seller.

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•	by either party if the conditions of the other party have not been met as of the Closing; the other party becomes or is declared insolvent; or the other party is in breach.

The full text of the press release issued on April 4, 2008, in connection with the Purchase Agreement is attached as Exhibit 99.1 hereto this Current Report on Form 8-K.

Item 8.01	Other Events

On April 2, 2008, Equity Media issued a press release, which is attached hereto as Exhibit 99.2, stating that its independent registered public accounting firm, Moore Stephens Frost, has included an explanatory paragraph in their audit opinion for the year ended December 31, 2007, which opinion was included in Equity Media’s Form 10-K/A filed on April 1, 2008 expressing doubt about Equity Media’s ability to continue as a going concern based on its current financial resources. The press release was issued in compliance with Nasdaq Marketplace Rule 4350(b)(1)(B), which requires separate disclosure of receipt of an audit opinion that contains a going concern opinion.

On April 8, 2008, Equity Media issued a press release, which is attached hereto as Exhibit 99.3, stating that it has hired Thomas Weisel Partners to review and evaluate Equity Media’s strategic options. Thomas Weisel Partners, based in San Francisco, is an investment bank specializing in the growth sectors of the economy including the media, technology, healthcare and consumer sectors.

Item 9.01.	Financial Statements, Pro Forma Financial Information and Exhibits

(d)	Exhibits:

10.1
Asset Purchase Agreement, dated as of April 3, 2008, by and between EBC Southwest Florida, Inc., Luken Communications, LLC and Henry Luken, individually, for the limited purpose set forth under Section 4.8 therein.*

99.1	Press release, dated April 4, 2008, announcing the execution of the Asset Purchase Agreement with Luken Communications, LLC.*

99.2	Press release, dated April 2, 2008, announcing the receipt of an audit opinion that contains a going concern opinion.*

99.3	Press release, dated April 8, 2008, announcing the engagement of Thomas Weisel Partners.*

__________________________
* Filed herewith.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 8, 2008	EQUITY MEDIA HOLDINGS CORPORATION

	By:	/s/ Henry G. Luken III
Henry G. Luken III
Chairman of the Board, Chief Executive Officer
and President

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